Exhibit 99.1

FOR IMMEDIATE RELEASE

MISCOR Group Announces Departure of CFO

SOUTH BEND, Ind., Feb. XX, 2009 – Industrial services provider MISCOR Group, Ltd. (OTC BB: MIGL) announced today that Vice President and Chief Financial Officer Richard Mullin has resigned his position to pursue other business opportunities.  His duties will be assumed by Vice President of Finance Mary Hunt in the interim as MISCOR conducts a national search for a replacement Chief Financial Officer.

About MISCOR
South Bend, Ind.-based MISCOR Group, Ltd. (OTC BB: MIGL) provides electrical and mechanical solutions to industrial, commercial and institutional customers through two segments: the RRM (repair, remanufacturing and manufacturing) segment, which provides maintenance and repair services for industrial motors, generators, lifting magnets, locomotives and locomotive engines, and diesel engine component manufacturing, remanufacturing and repair services; and the CES (construction and engineering services) segment, which provides a wide range of electrical and mechanical contracting services and engineering and repair services for electrical power distribution systems.

In 2007, MISCOR entered the wind power industry through its acquisition of 3-D Service, Ltd., providing both onsite and in-shop maintenance and repair services for wind farms.  MISCOR was ranked on the Inc. 500 in 2004 and 2005 and has grown to more than 700 employees in 16 locations in the U.S. and Canada.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “could,” “will,” or variations of such words and similar expressions are intended to identify forward-looking statements.  These forward-looking statements reflect the Company's views, expectations and beliefs at the time such statements were made with respect to such matters, and may cover such items as the Company's future plans, objectives, events, contract pricing and results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items.  There are a number of factors, many of which are beyond the Company's control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements.  Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that make the timing, extent, likelihood and degree of occurrence of these matters difficult to predict.  Risk Factors include, among others: price of raw materials, ability to win and service competitively priced new contracts in sufficient amounts to operate and expand effectively, employee turnover, ability to compete in highly competitive, geographically diverse marketplaces, and varying and sometimes volatile economic conditions.  For further discussion of risks and uncertainties, individuals should refer to the Company's SEC filings. MISCOR Group, Ltd. undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release is issued.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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CONTACT:
Karen Keller, Jeff Lambert
Lambert, Edwards & Associates, Inc.
(616) 233-0500 kkeller@lambert-edwards.com